As filed with the Securities and Exchange Commission on December 17, 2009

Registration No. 33-85896-99 and 33-136482

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

D&E Communications, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2837108
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4001 Rodney Parham Road Little Rock, Arkansas	72212-2442
(Address of principal executive offices)	(Zip Code)

John P. Fletcher, Esq.

Executive Vice President, General Counsel and Secretary

Windstream Corporation

4001 Rodney Parham Road

Little Rock, Arkansas 72212-2442

(Name and address of agent for service)

(501) 748-7000

(Telephone number, including area code, of agent for service)

With a copy to:

Daniel L. Heard, Esq.

Kutak Rock LLP

124 West Capitol Ave. Suite 2000

Little Rock, Arkansas 72201

Tel. (501) 975-3000

Fax (501) 975-3001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

RECENT EVENTS: DEREGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statements on Form S-3 (Nos. 33-85896-99 and 33-136482), filed by D&E Communications, Inc. (“D&E”) with the Securities and Exchange Commission on June 11, 1996 and August 10, 2006, respectively (the “Registration Statements”), registering a total of 600,000 shares of common stock (“D&E Common Stock”), to be issued pursuant to the Dividend Reinvestment and Stock Purchase Plan of D&E Communications, Inc.

Effective as of November 10, 2009, pursuant to an Agreement and Plan of Merger, dated as of May 10, 2009, by and among D&E, Windstream Corporation (“Parent”), and Delta Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), D&E merged with and into Merger Sub with Merger Sub continuing as the surviving corporation (the “Merger”).

As a result of the Merger, D&E has terminated all offerings of D&E Common Stock pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by D&E in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of D&E Common Stock which remain unsold at the termination of the offering, D&E hereby removes from registration all shares of D&E Common Stock registered under the Registration Statements which remain unsold as of the effective date of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, Arkansas, on the 17th day of December, 2009.

D&E Communications, Inc.

By:	/s/ JEFFERY R. GARDNER
Name:	Jeffery R. Gardner
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 has been signed by the following persons on the 17th day of December, 2009 in the capacities indicated:

Name	Title

/s/ JEFFERY R. GARDNER Jeffery R. Gardner	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ ANTHONY W. THOMAS Anthony W. Thomas	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ JOHN C. EICHLER John C. Eichler	Corporate Controller (Principal Accounting Officer)

/s/ FRANCIS X. FRANTZ Francis X. Frantz	Director